UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report: February 14, 2014
(Date of earliest event reported)
CA, Inc.
(Exact name of registrant as specified in its charter)
Delaware
 (State or other jurisdiction of incorporation)

1-9247 (Commission File Number)	13-2857434 (IRS Employer Identification No.)

One CA Plaza Islandia, New York (Address of principal executive offices)	11749 (Zip Code)
(800) 225-5224
(Registrant’s telephone number, including area code)
Not applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As of February 14, 2014, CA, Inc. (the “Company”) and George J. Fischer (“Executive”) entered into a Separation Agreement and General Claims Release (the “Agreement”) that includes the terms briefly described below.
The Company will continue to employ Mr. Fischer until June 30, 2014 (the “Termination Date”).
The Company will pay Mr. Fischer full pay and benefits through the Termination Date in order to ensure an orderly transition of Mr. Fischer’s former role as Executive Vice President and Group Executive, Worldwide Sales and Services of the Company, which ceased on January 21, 2014. Mr. Fischer’s annual salary rate is $700,000.
The Company will pay Mr. Fischer’s fiscal year 2014 annual performance cash bonus in accordance with the terms of the award, based on actual Company performance. Mr. Fischer’s target award is $700,000.
The Company will pay Mr. Fischer’s fiscal year 2012-2014, 2013-2015 and 2014-2016 three-year performance share awards in accordance with their terms, based on actual Company performance, on a pro-rata basis through the Termination Date. Mr. Fischer’s target awards are 66,115, 62,757 and 58,710 shares of Company Common Stock, respectively.
The Company will provide third-party outplacement services to Mr. Fischer.
The Company will continue Mr. Fischer’s participation in the Company’s executive financial counseling services program until May 31, 2015.
Mr. Fischer agrees to maintain the confidentiality of the Company’s confidential information and otherwise comply with the terms and conditions of prior employment-related agreements with the Company.
Mr. Fischer agrees generally not to act in a sales- or strategy- related executive or other senior position with specified entities until March 31, 2015. The Company will pay Mr. Fischer $200,000 on or about July 15, 2014 as consideration for this restrictive covenant.
Mr. Fischer generally releases the Company against claims, with certain regulatory exceptions.
If Mr. Fischer complies with the terms of the Agreement and executes a second release on or about July 1, 2014, the Company will pay Mr. Fischer $500,000.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CA, Inc.

Date:	February 14, 2014	By:	/s/ C.H.R. DuPree
C.H.R. DuPree
Senior Vice President, Chief Governance Counsel, and Corporate Secretary